Exhibit 4.18

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND IT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR STATE LAW OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

$ ____________	Charlottesville, Virginia Issue Date: March 1, 2018

ADIAL PHARMACEUTICALS, INC.

18% SENIOR SECURED PROMISSORY NOTE DUE JULY 1, 2018

FOR VALUE RECEIVED, ADIAL PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of __________, a ____________________, or its assigns (“Holder”), the principal amount of _______________ dollars ($______) on July 1, 2018 (“Maturity Date”) or earlier as hereinafter provided. Interest on the outstanding principal balance shall accrue and be paid on the Maturity Date at the rate of eighteen percent (18%) per annum. Interest shall be computed on the basis of a 360-day year, using the number of days actually elapsed.

The Maturity Date is subject to extensions as follows. If an Event of Default (as defined below) has not then occurred and the Company is otherwise in compliance with the terms of this 18% Senior Secured Promissory Note (this “Note”) and the other Transaction Documents (as defined below), the Company may: (i) elect to extend the Maturity Date to the 5 month anniversary of the Issue Date (the “First Extended Maturity Date”) upon payment to Holder of an extension fee equal to 25% of the principal amount of this Note; (ii) elect to extend the Maturity Date from the First Extended Maturity Date to the 6 month anniversary of the Issue Date (the “Second Extended Maturity Date”) upon payment to Holder of an extension fee equal to 35% of the principal amount of this Note; and (iii) elect to extend the Maturity Date from the Second Extended Maturity Date to the 7 month anniversary of the Issue Date (the “Final Maturity Date”) upon payment to Holder of an extension fee equal to 35% of the principal amount of this Note. Each such extension fee may, at the election of the Holder, be paid in cash to Holder at the time of such extension or be added to the principal amount of this Note.

This Note shall be a senior secured obligation of the Company, which together with other 18% Senior Secured Promissory Notes being offered by the Company (the “Other Notes”), which together with this Note shall not exceed $550,000.00, shall have priority over all other Indebtedness (as defined below) of the Company. The obligations of the Company under this Note are secured pursuant to the terms of the security agreement of even date herewith (the “Security Agreement”) by and among the Company, its Subsidiaries, if any, and Holder, as the Secured Party (as defined therein), and such security interest includes but is not limited to all of the assets of the Company and its Subsidiaries. Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in that certain securities purchase agreement dated as of the Issue Date (the “Purchase Agreement”), pursuant to which this Note was originally issued. The Purchase Agreement, the Security Agreement and the Warrant referenced in the Purchase Agreement are referred to herein collectively as the “Transaction Documents”.

All payments due hereunder shall be made in lawful money of the United States of America. All payments shall be made at such address as the Holder shall hereafter give to the Company by written notice made in accordance with the provisions of this Note. This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of the Company and will not impose personal liability upon the holder thereof.

ARTICLE 1.

EVENTS OF DEFAULT AND ACCELERATION

(a)  Events of Default Defined. Notwithstanding anything to the contrary in this Note, following and Event of Default (as defined below) and until cured the entire unpaid principal amount of this Note, together with interest thereon at the rate of 24.99% per annum (the “Default Interest Rate”), and all other amounts due under this Note (collectively, the “Default Amount”) shall forthwith become and be due and payable if any one or more the following events (“Events of Default”) shall have occurred (for any reason whatsoever and whether such happening shall be voluntary or involuntary or be affected or come about by operation of law pursuant to or in compliance with any judgment, decree, or order of any court or any order, rule or regulation of any administrative or governmental body) and be continuing. An Event of Default shall occur:

(i) if failure shall be made in the payment of the principal of this Note or in the payment of interest or any other amount due under this Note when and as the same shall become due and such failure shall continue for a period of five (5) Business Days after such payment is due;

(ii) if any representation or warranty made by the Company in this Note or in any other Transaction Document was false, inaccurate or misleading in any material respect on the date as of which made or the Company breaches or fails to perform any material covenant, agreement, condition, undertaking or provision of this Note or any other Transaction Document, which false, inaccurate or misleading statement, breach or failure to perform is not cured, if possible to cure, within the earlier to occur of (A) ten (10) Business Days after notice of such failure sent by the Holder or by any other Holder to the Company and (B) fifteen (15) Business Days after the Company has become aware of such failure;

(iii) if this Note or any other Transaction Document shall for any reason fail or cease to be valid and binding on, or enforceable against, the Company or the Company shall deny or contest the validity, binding effect or enforceability of this Note or any other Transaction Document;

(iv) if the Holder shall not have or shall cease to have a valid and perfected, first-priority lien due to any action or inaction of the Company in any portion of the Collateral under the Security Agreement;

(v) upon the occurrence of any default or event of default (however phrased) under any other Indebtedness of the Company greater than $100,000 that is not cured within any applicable cure period;

(vi) if the Company or any of its Subsidiaries shall consent to the appointment of a receiver, trustee or liquidator of itself or of a substantial part of its property, or shall admit in writing its inability to pay its debts generally as they become due, or shall make a general assignment for the benefit of creditors, or shall file a voluntary petition in bankruptcy, or an answer seeking reorganization in a proceeding under any bankruptcy law (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against the Company or any of its Subsidiaries in any such proceeding, or shall by voluntary petition, answer or consent, seek relief under the provisions of any other now existing or future bankruptcy or other similar law providing for the reorganization or winding up of corporations, or an arrangement, composition, extension or adjustment with its or their creditors, or shall, in a petition in bankruptcy filed against it or them be adjudicated a bankrupt, or the Company or its directors or a majority of its stockholders shall vote to dissolve or liquidate the Company;

(vii) if an involuntary petition shall be filed against the Company or any of its Subsidiaries seeking relief against the Company or any of its Subsidiaries under any now existing or future bankruptcy, insolvency or other similar law providing for the reorganization or winding up of corporations, or an arrangement, composition, extension or adjustment with its or their creditors, and such petition shall not be stayed or vacated or set aside within ninety (90) days from the filing thereof; or

(viii) if a court of competent jurisdiction shall enter an order, judgment or decree appointing, without consent of the Company or any of its Subsidiaries, a receiver, trustee or liquidator of the Company or any of its Subsidiaries or of all or any substantial part of the property of the Company or any of its Subsidiaries, or approving a petition filed against the Company or any of its Subsidiaries seeking a reorganization or arrangement of the Company or any of its Subsidiaries under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any State thereof, or any substantial part of the property of the Company or any of its Subsidiaries shall be sequestered; and such order, judgment or decree shall not be stayed or vacated or set aside within ninety (90) days from the date of the entry thereof.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

(b)   Rights of the Holder. Nothing in this Note shall be construed to modify, amend or limit in any way the right of the Holder to bring an action against the Company.

(c)   Holder’s Right to Confession of Judgment. Upon the occurrence and during the continuation of any Event of Default and agreement of holders of a majority of the aggregate principal amount of (i) this Note and (ii) all of the Other Notes, and in addition to any other right or remedy of the Holder hereunder, under the Purchase Agreement or otherwise at law or in equity, the Company hereby irrevocably authorizes and empowers Holder or its legal counsel, each as the Company’s attorney-in-fact, to appear ex parte and without notice to the Company to confess judgment against the Holder for the unpaid amount of this Note as evidenced by the Affidavit of Confession of Judgment signed by the Company as of the Issue Date and to be completed by the Holder or its counsel pursuant to the foregoing power of attorney (which power is coupled with an interest), a copy of which is attached as Exhibit A hereto (the “Affidavit”). The Affidavit shall set forth the amount then due hereunder, plus attorney’s fees and cost of suit. The Company waives the right to contest Holder’s rights under this Section, including without limitation the right to any stay of execution and the benefit of all exemption laws now or hereafter in effect. No single exercise of the foregoing right and power to confess judgment will be deemed to exhaust such power, whether or not any such exercise shall be held by any court to be invalid, voidable, or void, and such power shall continue undiminished and may be exercised from time to time as the Holder may elect until all amounts owing on this Note have been paid in full.

ARTICLE 2.

RANKING AND CERTAIN COVENANTS

(a)   Ranking and Security. The obligations of the Company under this Note and the Other Notes shall together rank senior to any and all other Indebtedness of the Company. The obligations of the Company under this Note are secured pursuant to the terms and conditions of the Security Agreement.

(b)   Other Indebtedness. So long as the Company shall have any obligation under this Note, the Company shall not (directly or indirectly through any Subsidiary or affiliate) incur or suffer to exist or guarantee any other Indebtedness, other than up to $250,000 in Indebtedness subordinated to the Company’s obligations under this Note. As used in this Section, the term “Company” means the Company and any Subsidiary of the Company. As used herein, the term “Indebtedness” means (a) all indebtedness of the Company for borrowed money or for the deferred purchase price of property or services, including any type of letters of credit, but not including obligations to trade creditors incurred in the ordinary course of business, (b) all obligations of the Company evidenced by notes, bonds, debentures or other similar instruments, (c) all guarantee obligations of the Company in respect of obligations of the kind referred to in clauses (a) through (b) above that the Company would not be permitted to incur or enter into, and (d) all obligations of the kind referred to in clauses (a) through (c) above that the Company is not permitted to incur or enter into that are secured and/or unsecured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured and/or unsecured by) any lien or encumbrance on property (including accounts and contract rights) owned by the Company, whether or not the Company has assumed or become liable for the payment of such obligation.

(c)   Distributions on Capital Stock. So long as the Company shall have any obligation under this Note, the Company shall not without the Holder’s written consent (a) pay, declare or set apart for such payment, any dividend or other distribution (whether in cash, property or other securities) on shares of capital stock other than dividends on shares of Common Stock solely in the form of additional shares of Common Stock or (b) directly or indirectly or through any Subsidiary make any other payment or distribution in respect of its capital stock.

(d)   Restriction on Stock Repurchases and Debt Repayments. So long as the Company shall have any obligation under this Note, the Company shall not without the Holder’s written consent redeem, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) in any one transaction or series of related transactions any shares of capital stock of the Company or any warrants, rights or options to purchase or acquire any such shares, or repay any other Indebtedness of Company, except that the Company may pay its obligations to FirstFire Global Opportunities Fund, LLC (“FirstFire”) under that certain Settlement Agreement between the Company and FirstFire dated February 22, 2018.

(e)   Sale of Assets. So long as the Company shall have any obligation under this Note, the Company shall not, without the Holder’s written consent, sell, lease or otherwise dispose of any significant portion of its assets outside the ordinary course of business. Any consent to the disposition of any assets may be conditioned on a specified use of the proceeds of disposition.

(f)    Advances and Loans; Affiliate Transactions. So long as the Company shall have any obligation under this Note, the Company shall not, without the Holder’s written consent, lend money, give credit, make advances to or enter into any transaction with any person, firm, joint venture or corporation, including, without limitation, officers, directors, employees, subsidiaries and affiliates of the Company, except loans, credits or advances in regard to transactions with unaffiliated third parties made in the ordinary course of business and except for transactions entered into prior to the date of this Note. (So long as the Company shall have any obligation under this Note, the Company shall not, without the Holder’s written consent, repay any affiliate (as defined in Rule 144) of the Company in connection with any indebtedness or accrued amounts owed to any such party.

(g)   Preservation of Business and Existence, etc. So long as the Company shall have any obligation under this Note, the Company shall not, without the Holder’s written consent, change the nature of its business. In addition, so long as the Company shall have any obligation under this Note, the Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries (other than dormant Subsidiaries that have no or minimum assets) to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary. Furthermore, so long as the Company shall have any obligation under this Note, the Company shall not, without the Holder’s written consent, solicit any offers for, respond to any unsolicited offers for, or conduct any negotiations with, any other person or entity with respect to any Variable Rate Transaction.

(h)   Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its organizational documents or Stockholders Agreement, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities (other than a reincorporation merger or reorganization to convert to a corporation), or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all the provisions of this Note and take all action as may be required to protect the rights of the Holder.

(i)     Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note.

ARTICLE 3.

PREPAYMENT; MISCELLANEOUS

(a)   Prepayments. Upon: (i) the Company’s receipt of any debt or equity financing, (ii) the Company’s initial public offering, or (iii) a change of control of the Company (whether by merger, stock sale or issuance, asset sale or otherwise) (collectively, a “Liquidity Event”), in each case that occurs prior to the Maturity Date, the Company will be required to repay the then-outstanding principal, accrued interest and other amounts then due on this Note.

(b)   Purchase Agreement. The Company and the Holder shall be bound by the applicable terms of the Purchase Agreement and the documents entered into in connection herewith and therewith.

(c)   Collection Matters. In the event of any Event of Default under this Note and collection of all or any portion of the indebtedness evidenced by this Note by or through an attorney-at-law, the Holder shall be entitled to collect from the Company all costs of collection, including reasonable attorneys’ fees. The Company hereby waives presentment, demand for payment, protest and notice of protest, notice of dishonor and all other legal formalities in connection with collection of this Note.

(d)   Transferability. This Note shall not be transferred except in a transaction exempt from registration pursuant to the Securities Act and applicable state securities law and otherwise in accordance with the Purchase Agreement. The Company shall treat as the owner of this Note the person shown as the owner on its books and records. The term “Holder” shall include the initial holder named on the first page of this Note and any subsequent holder of this Note.

(e)   WAIVER OF TRIAL BY JURY. IN ANY LEGAL PROCEEDING TO ENFORCE PAYMENT OF THIS NOTE, THE COMPANY WAIVES TRIAL BY JURY.

(f)    Usury Saving Provision. All payment obligations arising under this Note are subject to the express condition that at no time shall the Company be obligated or required to pay interest at a rate which could subject the holder of this Note to either civil or criminal liability as a result of being in excess of the maximum rate which the Company is permitted by law to contract or agree to pay. If by the terms of this Note, the Company is at any time required or obligated to pay interest at a rate in excess of such maximum rate, the applicable rate of interest shall be deemed to be immediately reduced to such maximum rate, and interest thus payable shall be computed at such maximum rate, and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of principal.

(g)   Notice to Company. Notice to the Company shall be given to the Company at its principal executive offices, presently located 1180 Seminole Trail, Charlottesville, Virginia 22901, attention of Chief Executive Officer, or to such other address or person as the Company may, from time to time, advise the Holder, or to the Holder at the address set forth on the Company’s records. Notice shall be given by hand delivery, certified or registered mail, return receipt requested, overnight courier service which provides evidence of delivery, or by telecopier if confirmation of receipt is given or of confirmation of transmission is sent as herein provided.

(h) Governing Law. This Note shall be governed by the laws of the State of New York applicable to agreements executed and to be performed wholly within such State. The Company hereby (i) consents to the non-exclusive jurisdiction of the United States District Court sitting in Manhattan, New York in any action relating to or arising out of this Note, (ii) agrees that any process in any such action may be served upon it, in addition to any other method of service permitted by law, by certified or registered mail, return receipt requested, or by an overnight courier service which obtains evidence of delivery, with the same full force and effect as if personally served upon him and (iii) waives any claim that the jurisdiction of any such tribunal is not a convenient forum for any such action and any defense of lack of in personam jurisdiction with respect thereto.

(i) Expenses. In the event that the Holder commences a legal proceeding in order to enforce its rights under this Note, the Company shall pay all reasonable legal fees and expenses incurred by the Holder with respect thereto, if the Holder is successful in enforcing such action.

(j) Severability. If any provision of this Note shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason: (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits to such parties provided by, such provision; or (ii) if such provision cannot be so reformed, such provision shall be severed from this Note and an equitable adjustment shall be made to this Note (including addition of necessary further provisions to this Note) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Note.

(k) Amendments; Waivers. No purported amendment to any provision of this Note shall be binding on the parties unless each party has duly executed and delivered to the other party a written instrument which states that it constitutes an amendment to this Note and specifies the provision(s) hereof that are being amended. No purported waiver of any provision of this Note shall be binding on any party unless it has duly executed and delivered to the other party a written instrument which states that it constitutes a waiver of one or more provisions of this Note and specifies the provision(s) hereof that are being waived. Any such waiver shall be effective only to the extent specifically set forth in such written instrument. No waiver of any right, power or remedy of a party shall be deemed to be a waiver of any other right, power or remedy of such party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy. Notwithstanding the above, holders of a 51% of the aggregate principal amount of (i) this Note and (ii) all of the Other Notes may agree to amend this Note as long as all of the Other Notes are identically amended, proportionally where appropriate.

(l) Most Favored Nation. While this Note or any principal amount, interest or fees or expenses due thereunder remain outstanding and unpaid, the Company shall not enter into any public or private offering of its securities (including securities convertible into shares of Common Stock) with any individual or entity (an “Other Investor”) that has the effect of establishing rights or otherwise benefiting such Other Investor in a manner more favorable in any material respect to such Other Investor than the rights and benefits established in favor of the Holder by this Note unless, in any such case, the Holder has been provided with written notice (the “Company Notice”) and no less than 10 days to exercise the right, but not the obligation, to exchange its rights and obligations hereunder for the rights and obligations established with the Other Investor. In order to exercise such right, Holder shall send the Company a written notice of its exercise (the “Holder Notice”). If the Holder Notice is not received by the Company within ten (10) days of Holder’s receipt of the Company Notice, the rights under this Section shall terminate only with respect to such offering of the Company’s securities as identified in the respective Company Notice, and not with respect to any future public or private offering by the Company of its securities (including securities convertible into shares of Common Stock). Notwithstanding the foregoing, this Section 3(l) shall not include: (i) securities issued in the Company’s initial public offering (including any warrants issued to the underwriters); (ii) the issuance and/or sale of securities by the Company in connection with a business acquisition, joint ventures or partnerships; (iii) the issuance by the Company of shares of common stock upon the exercise of a stock option or warrant or the conversion of a security outstanding on the date of this Note, and (iv) the issuance of securities by the Company as compensation.

[Signature page follows]

IN WITNESS WHEREOF, the Company has executed this Note as of the date and year first aforesaid.

ADIAL PHARMACEUTICALS, INC.

By:
Name:	William B. Stilley
Title:	Chief Executive Officer

Agreed and Accepted:

_______________________

By:
Name:
Title:

EXHIBIT A

Affidavit of Confession of Judgment

SUPREME COURT OF THE STATE OF NEW YORK COUNTY OF NEW YORK

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___________________

Index No.

	Plaintiff,	AFFIDAVIT OF CONFESSION OF JUDGMENT
- against -
ADIAL PHARMACEUTICALS, INC.,	Defendant.

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STATE OF NEW YORK       )

                                                  ) ss.:

COUNTY OF NEW YORK   )

William Stilley, being duly sworn, hereby deposes and says:

1. I am the Chief Executive Officer of defendant ADIAL PHARMACEUTICALS, INC. (“Company” or “Defendant”). As such, I am fully familiar with all the facts and circumstances recited herein on personal knowledge. Company has its principal place of business at 1180 Seminole Trail, Charlottesville, Virginia 22901. On behalf of the Company, I hereby confess judgment in favor of _____________ (“Plaintiff”), in the amount of the Default Amount (as defined in the senior secured promissory note between the parties, dated ____________, 2018 (the “Note”)), less any payments made on or after the date of this affidavit of confession of judgment, plus interest at the default interest rate of 24.99% percent per annum on said amount. In no event shall interest payable hereunder exceed the maximum permissible under applicable law.

2. I hereby authorize the Supreme Court of the State of New York to enter judgment against Company in the amount of the Default Amount, plus the costs and attorneys’ fees that are set forth below, less any payments made on or after the date of this affidavit of confession of judgment, upon Company’s failure for any reason to timely make any payment to Plaintiff called for by the Note, due to Company’s breach of the Note (failure to pay Principal or Interest) or due to Company’s breach of its obligations that it owes to Plaintiff pursuant to the Note.

3. In order to secure these obligations, Company agreed to simultaneously deliver with the execution of the Note this Affidavit of Confession of Judgment.

4. The sums confessed pursuant to this affidavit of confession of judgment are justly due and owing to Plaintiff under the following circumstances: Company entered into the Note pursuant to which Company promised to pay to the order of Plaintiff the Default Amount plus interest as provided for therein. The amounts confessed by this affidavit represent a senior secured promissory note investment by Plaintiff in Company and arise out of Company’s breach of its obligations under the Note.

5. Company agrees to pay any and all reasonable costs and expenses incurred by Plaintiff in enforcing the terms of this affidavit of confession of judgment, including reasonable attorneys’ fees and expenses that Plaintiff incurs or is billed for in connection with enforcing the terms of the affidavit of confession of judgment, entering any Judgment, collecting upon said Judgment, and defending or prosecuting any appeals.

ADIAL PHARMACEUTICALS, INC.

By:
Name:	William Stilley
Title:	CEO

STATE OF ____________ )

ss.:

COUNTY OF ____________ )

ACKNOWLEDGMENT

On_________, 2018 before me personally came William B. Stilley, to me known, who, by me duly sworn, did depose and say that deponent is an officer of ADIAL PHARMACEUTICALS, INC., personally known to me or proved to me on the basis of satisfactory evidence to be the individual who in my presence executed the foregoing and in my presence duly acknowledged to me that she executed the same.

_____________________________________

Notary Public

[Signature Page to Affidavit of Confession of Judgment]